Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

ATLAS ENERGY GP, LLC

This Amended and Restated Certificate of Formation (this “Certificate”) of Atlas Energy GP, LLC (the “Company”), dated February 27, 2015, has been duly executed and is filed in accordance with Section 18-208 of the Delaware Limited Liability Company Act (the “LLC Act”) for the purpose of amending and restating the original Certificate of Formation of the Company (the “Original Certificate”), which was filed on December 15, 2005 with the Office of the Secretary of State of the State of Delaware under the name of “Atlas Pipeline Holdings GP, LLC”.

The Original Certificate is hereby amended and restated in its entirety as follows:

1.	Name. The name of the Company is “Targa Energy GP LLC”.

2.	Registered Office; Registered Agent. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801. The name and address of the registered agent for service of process is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801.

3.	Limitation of Member Liability. To the fullest extent the LLC Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of liability of members, a member shall not be liable to the Company or the other members for monetary damages for conduct as a member. Any amendment to or repeal of this Section 3 shall not adversely affect any right or protection of a member for or with respect to any acts or omissions of such member occurring prior to such amendment or repeal.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date written first above.

By:	/s/ Joe Bob Perkins
Joe Bob Perkins
Authorized Person